The Toronto-Dominion Bank
4499 Highway 7
Woodbridge, Ontario
L4L9A9

Dear Sir/Madam:

RE: Canada Small Business Financial Loan
    CONFORCE 1 CONTAINER TERMINAL INC. (hereinafter referred to as “The Borrower")

Further to Canada Small Business Financial Loan Authorization provided by the Bank in the name of Borrower dated November 21, 2008 in the amount of $250,000.00, kindly accept this letter as your authority to advance the CSBFL funds into business account #5234680, Transit #I890, in the name of the Borrower and supported by vendor issued invoices representing the purchase by the Borrower of pre-approved qualifiable assets to be financed under the Canada Small Business Financial Loan Program.

Subsequent to the aforementioned fundings taking place as detailed above, please also accept this letter as your authority to DEBIT business account # 5234680, Transit # I890, in the name of the Borrower for the sole purpose of making direct payment by way of Bank Draft on behalf of The Borrower to the vendors issuing the aforementioned invoices.

Dated at Woodbridge this 26 day of November, 2008

CONFORCE 1 CONTAINER TERMINAL INC.

/s/  Marino Kulas

Canada Small Business Financing Act Loan Credit Agreement
Small Business banking
Date:________________________________

Customer(s) Name: CONFORCE 1 CONTAINER TERMINAL INC.	xxxx of Account 5234680/1890
Address (Street, City, Towm, Province, Postal Code) 51 A CALDARI ROAD, UNIT 1M, CONCORD, ON L4K4G3
Customer Contact: MARINO KULAS 416-234-0266	Branch Contact: ANGELA SCAUZILLO 905-851-5556

☒ Floating Rate Loan

Loan Amount: $ 250,000.00	☐Float Principle Interest ☒Float Dividend	Interest Rate: TD Prime Rate Plus 3.00 % Per Annum	Payments of Principal and Interest: $ 2902.49	Frequency: ☒ Monthly
First Principal Payment Date: JAN. 1, 2009	First Interest payment Date:	Term: 120 MONTHS	Term End Date: JAN. 1, 2019	Amortization Date: JAN. 1, 2019

☐ Fixed Rate Loan

Loan Amount:		Interest Rate: Per Annum	Payments of Principal and Interest:
Frequency:	First payment Date:	Term:	Term End Date:	Amortization Date:

Use of Information - In this section, the words you, your and yours mean the customer. The words we, us and our mean the TD Bank Financial Groups. The word Information means your personal financial information (except health information). It includes information provided to us by you, including through [he products and services you use, and obtained from others with your consent. You agree as follows:

How We Use Information -We may use Information: to establish and serve you as our customer; to determine whether any products or services of the TD Bank Financial Group are suitable for you and offer them to you; or, as required or permitted by law. When you provide us with your Social Insurance Number, we may use it to keep your Information separate from that of other customers with a similar name, including Information obtained through the credit approval process. We may share Information within the TD Bank Financial Group where permitted by law,

Collection and Use of Credit Information - WE MAY OBTAIN INFORMATION ABOUT YOU FROM PARTIES OUTSIDE THE TD BANK FINANCIAL GROUP, INCLUDING THROUGH A CREDIT CHECK, AND VERIFY INFORMATION WITH THEM. YOU AUTHORIZE THOSE PARTIES TO GIVE US THE INFORMATION. WE MAY DISCLOSE INFORMATION TO OTHER LENDERS
AND CREDIT BUREAUS - THIS HELPS ESTABLISH YOUR CREDIT HISTORY AND SUPPORT THE PROCESS.

You may obtain our privacy code - "Protecting Your Privacy " - or review your options for refusing or withdrawing this consent, including vour option nt! to be contacted about offers of products or services, by contacting your branch or calling us at 1-366-567-8888.

*The TD Bank Financial Group means The Toronto-Dominion Bank and its subsidiaries and affiliates, who provide deposit, investment.
loan, securities, trust, insurance and  other products or services.

Your Agreement

By signing below you agree to be bound by the terms and conditions of the Canada Small  Business Financing Act Loan - Credit Agreement above and on the reverse.
CONFORCE 1 CONTAINER TERMINAL INC.
/s/ Marino Kulas

Definitions. In this Agreement the capitalized terms used shall have the meaning ascribed to them on the front of this Agreement. Other capitalized terms mean: "Loan" means the Loan described on the front of this Agreement, and all amounts outstanding under the Loan including, without limitation, all principal, interest, and any costs and expenses incurred in connection with the Loan "TD Prime Rate" means the annual interest rate established by the Bank from time to time as the reference rate of interest for the determination of interest rates the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by the Bank in Canada "You" and "Your" and "Yours" means the customer(s) named on the front of this Agreement The "Bank" means "The Toronto-Dominion Bank and its successors and assigns

Repayment of Loan (i) Fixed Rate Loans: You will repay The Loan at the Frequency and in the Payments of Principal and Interest commencing on the First Payrnent Date until the Term End Date when the balance, if any, of the Loan shall be paid, (ii) Floating Rate Loans:

For Float Proposal + Interest, you will repay the principal of the Loan at the Frequency and in the Minimum Principal Payment commencing on The First Principal Payment Date until the Term End Date when the balance, if any, of the Loan shall be paid Interest must be paid monthly commencing on the first Interest Payment date.

For Float Blended, you will repay the principal and interest of the Loan at The Frequency and in the Payments of Principal and interest commencing on the First Principal and Interest Dates until the Term End Date when the balance, if any, of the Loan shall be paid. If the TD Prime Rate at any time increases above the TD Prime Rate in effect at any time, we may increase the Payments of Principal and Interest without prior nonce to you. but we will give you notice of such increase thereafter. if we do not increase the Payments of Principal and Interest, you will he required to continue to make such payments at the Frequency until the Loan Amount and accrued interest thereon  have been paid in full. If this results in the Loan not being paid in full by the Amortization Date, you will at such time, without demand by us, pay us such Loan in full. If the TD Prime Rate at any time decreases below the TD Prime Rate in effect at any tune, the Payments of Principal and Interest will continue to be payable unless you request in writing that we decrease such payments to reflect such lower TD Prime Rate.

Multiple Advances. If the loan is to be advanced in stages, notwithstanding the provisions of Repayment of Loan above and the First Principal Payment Date or First Payment Date set out an page 1 hereof, repayment of the principal of the Loan will commence on the earlier of (i) thirty (30) days after the final advance is made or (ii) one hundred and eighty (180) days after the first advance is made.

If the Floating Rate Loan is to be advanced in stages, and. after the final advance, the actual Loan Amount advanced is different than as shown on the front, the Bank may send you a written notice setting out changes to the amount of the Payments of Principal and Interest or Minimum Principal Payments. First Principal Payment Date, First Interest Payment Date or Term End Date so that the actual loan Amount is repaid over equal installments during the Term taking into consideration the actual Loan amount and the date of the final advance. The Bank may require that any advance be not less than a minimum amount as specified by the Bank. You may repay all amounts outstanding under the Loan within 10 days after you are deemed to receive The written notice. If you do repay the Bank in full you will be deemed to accept the change and the Bank will maintain the Loan according to the revised terms and conditions described in the notice

Payment of Invoices. You acknowledge and agree that the Bank will fund the payment of invoices or portions thereof which relate solely to eligible assets under the Canada Small Business Financing Loan Act program and that The Bank will debit any of your accounts with the Bank for any ineligible invoice or portion thereof. You authorize the Bank to pay the full remaining balance due on any invoice by issuing a draft payable to the issuer of the invoice. You also authorize the Bank to debit any of your accounts with the Bank for the portion of the purchase price not financed by the Loan.

The Interest Rate. You will pay interest on the Loan at the applicable interest rate set out on the front of this Agreement as follows; in the case of a Fixed Rate Loan on the First Payment Date and at the Frequency, and in the case of a Floating Rate Loan, on a monthly basis commencing on the First Interest Payment Date.

Compounded and Payable Monthly. Interest on the Loan is calculated daily and compounded monthly not in advance at the applicable interest rate set out on the front of this Agreement.

How Interest Is Calculated And Payable. The Bank calculates interest on the basis of a 365/366 day year. Interest will continue to be payable by you both before and after (i) maturity, (ii) the Bank demands payment in full, (iii) a default on this Agreement, and/or (iv) a judgment is rendered against you.

Prepayment of Loans. Floating Rate loans may be prepaid at any time without penalty. The following applies only to the Fixed Rate Loans. During each one year period. (“Year”), commencing on the date of the first advance under the Loan, you may, on the anniversary of the date of the first advance under The Loan, ("Anniversary"), prepay an aggregate amount not exceeding 10% of the Loan Amount without penalty, provided that an Event of Default has not occurred. This privilege is not cumulative from Year to Year. On the Anniversary, you may prepay more than 10% of The Loan Amounts(The "Excess") upon payment of an amount equal to the greater of: (i) three months interest on the Excess at the interest rate chargeable hereunder, and (ii) the amount, if any, by which (a) the net present value of the of the Excess or the remained of the term calculated at the Date of prepayment and discounted at the Bank of Canada Rate as of that date exceeds (b) the net present value, calculated and discounted at the Bank of Canada Rate as of the date of the prepayment, of a loan for the Excess if it were made on that Date for the remainder of The Term. You may, at any time other than on the Anniversary, prepay the whole or any part of The Loan Amount upon payment of an amount equal to the greater of: (i) three months interest on the amount prepaid at the interest rate chargeable hereunder, and (ii) the amount, if any, by which (a) the net present value of the amount prepaid for the remainder of the Term calculated at the date of prepayment and discounted at the Bank of Canada Rate as of that Date exceeds (b) the net present value, calculated and discounted at the Bank of Canada Rate as of the date of prepayment, of a Loan for the amount prepaid if it were made on that date for the remainder of The Term (The "Prepayment Charge")

Renewal of Term Loan, Prior to the Term End Date, the Bank may give you notice of the renewal options (the "Renewal Agreement"), if any. Available for each subsequent period, (“Subsequent Period”) You shall confirm to the Bank your agreement to renew (by signing and returning the Renewal Agreement) on or before the first day of each Subsequent Period (the "Renewal Date"). If you do not sign and return the Renewal Agreement this Loan will be deemed to be renewed for a Subsequent Period of one (1) year at the interest Rate determined by the Bank. This Agreement shall apply during each Subsequent Period except as amended by the Renewal Agreement.

Payments The Bank may apply your payments to any part of The loan as it sees fit. If any payment due Date fails on a Date which is a Saturday, Sunday or Bank holiday, any payment scheduled for that date will not be applied until the business day first following that date. The Bank may debit any account you maintain with the Bank any amount owed by you under the Agreement.

Default. The Bank may require you to repay the Loan, (and an amount equal to the Prepayment Charge), upon The occurrence of any one of the following events of default ("Event of Default"): (i) you default in paying any amount due hereunder, (ii) you or any guarantor of the Loan (a "Guarantor") default in paying any other creditor or any other loan to the Bank, (iii) you or a Guarantor fail to comply with any of provisions of this Agreement or any other agreement (including a security agreement to which you or a Guarantor are a party, (iv) you or a Guarantor make any false misleading representation to the Bank, (v) you or a Guarantor fail to provide any security or guarantee requested by the Bank, (vi) you or a Guarantor commit an act of bankruptcy or become insolvent, (vii) a receiver is appointed for your business or any part of your property, (viii) any other event occurs which causes the Bank to deem itself insecure or to believe that the prospect of payment by you or a Guarantor or the performance of any obligation to the Bank is or is about to be impaired,(ix) the Bank believes that there has occurred a material adverse change in the creditworthiness, assets, business, or financial condition of you or a Guarantor, or (x) The Bank believes that the value of any security for the Loan has declined, or is likely to decline.

Non Waiver, Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any security or upon the occurrence of an Event of Default shall not constitute a waiver of the Bank's right to take action at a later date based on that breach or Event of Default. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with The terms and conditions of this Agreement and the security or the Bank's rights thereunder which can only be amended with the express written consent of the Bank.

Cost & Expenses. You will pay the Bank on demand all of the Bank's costs and expenses including the few and charges of legal counsel, on a solicitor client basis and notarial fees), relating to enforcing the loan, and taking, enforcing and realizing on the security provided for the Loan.

Positive Covenants, In addition to all of your other obligations in this Agreement you will (i) pay all amounts outstanding to the Bank when due or demanded, (ii) maintain your existence as a corporation, partnership or sole proprietorship, as the case may be, and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect, (iii) pay all taxes, (iv) maintain your property, plant and equipment in good repair and working condition (v) continue to carry on the business now being carried on by you, (vi) maintain adequate insurance on all of your assets, undertakings, and business risks, and (vii) permit the Bank and its authorized representatives full access to your premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom.

Negative Covenants. You will not: (i) create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of your property, now owned or hereafter acquired. (ii) merge or amalgamate with any other entity or permit any change of ownership or change your capital structure, (iii) sell, lease, assign, or otherwise dispose of all or substantially all of your assets

Agreement to Provide Information and Security. You will provide, or cause to be provided, whatever information the Bank may request from time to time. You will provide, or cause to be provided, any security or guarantees required by the Bank from time to time. You will keep the Bank advised of your current address. You authorize the Bank to attach one or more schedules to any and all security agreements provided to the Bank to enable the Bank to more specifically describe the assets secured by the security agreement,

Environmental. You represent, warrant and covenant (which representation, warranty and covenant shall continue each day hereafter) that your property and your business is being operated in compliance with applicable environmental, health and safety laws and regulations and that there are no judicial or administrative proceedings in respect thereto.

You shall, when asked by the Bank, at your expense, obtain and provide to the Bank an appraisal, environmental audit or inspection report of any of your property from appraisers, auditors or inspectors acceptable to the Bank.

You will defend, indemnify and hold harmless the Bank, its officers, directors, employees, agents and shareholders, against all loss, costs, claims, damages and expenses (including legal, audit and inspection expenses) which may be suffered incurred in connection with the breach of this environmental representation, warranty and covenant and against environmental damage occasioned by your activities or contamination of or from any of your property.

Books and Records. You agree that the Bank's books and records are evidence of the amount of principal and interest outstanding under the Loan and of all other amounts owed by you.

Method of Communication To You, The Bank may communicate with you by ordinary, uninsured mail or other means, including hand delivery or facsimile transmission. Mailed information is deemed to be received by you five days after mailing. Delivered information is deemed to be received when delivered or left at your address. Messages sent by facsimile are deemed to be received when the Bank receives a fax confirmation.

Who Is Bound By This Agreement. This Agreement shall be binding on and enured to the benefit of the Bank and its successors and assigns. It shall also be binding on you, your heirs, your successors and personal representatives - including executors and administrators. You must obtain our written consent to assign this Agreement another person. The Bank may assign this Agreement without notice to you and without your consent.

Joint and Several. You are jointly and severally (which means individually and collectively) liable to the Bank (and in Quebec you are solidarily liable to the Bank for the loan with each other person who is liable for the Loan.

The Law That Applies. This Agreement shall be governed by the law of the Province in which The Branch of Account named on the front of this Agreement is situated. If any provision in this Agreement is contrary to applicable- law, the Agreement shall continue in force with such amendments  as may be required by law

APPLICABLE IN PROVINCE OF QUEBEC ONLY: It is the express wish of the parties that this Agreement and any directly or indirectly related documents be drawn up in English.